Exhibit 99.1

FOR FURTHER INFORMATION:
North Pointe Holdings Corporation	Financial Relations Board
Brian J. Roney	Leslie Loyet
Senior Vice President — Finance	Director
(248) 358-1171	(312) 640-6672
lloyet@financialrelationsboard.com
FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 28, 2006
NORTH POINTE ANNOUNCES CLOSING OF TRUST PREFERRED OFFERING
SOUTHFIELD, MI — February 28, 2006 — North Pointe Holdings Corporation (Nasdaq: NPTE), a property and casualty insurer that markets both specialty, commercial and personal insurance products, today announced that a newly formed, wholly owned subsidiary, NP Capital Trust I (the “Trust”), issued $20.0 million of 30-year (8.70 percent) trust preferred securities. The coupon rate has been fixed for five years, and will float thereafter, at a variable rate, which will reset quarterly at the three-month LIBOR rate plus 3.64 percent. Distributions are cumulative and will accrue from the date of original issuance, but may be deferred by the Trust for up to 20 consecutive quarterly periods. The final maturity is March 15, 2036 and the trust preferred securities are redeemable at North Pointe Holding’s option, in whole or in part, beginning March 15, 2011 at par, plus any accrued interest.
The trust preferred securities were sold in a private placement pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States absent registration or an exemption from the registration requirements.
The company will primarily invest the $19.4 million of net proceeds to fund future contributions to its subsidiaries, acquisition activities as they may arise, and other capital uses.
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P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895

North Pointe Holdings Corporation
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This debt issuance is part of the company’s long-term strategy to expand it operations through organic growth and acquisition in an opportunistic fashion, and continue to strengthen the financial position of its underlying insurance company subsidiaries.
About the Company
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Forward-Looking Statements
This release may contain statements that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.
For further information regarding risks and uncertainties associated with North Pointe’s business, please refer to the “Risk Factors” section of the prospectus constituting part of North Pointe’s Registration Statement on Form S-1 (Reg. No. 333-122220) and to North Pointe’s SEC filings, which are available on North Pointe’s website at http://www.npte.com.
All information in this release is as of February 28, 2006. North Pointe undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in North Pointe’s expectations.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com